    As Filed with the Securities and Exchange Commission on February 4, 2000


                                                      Registration No. 333-92413
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            FORM S-3; AMENDMENT NO. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                Exact name of registrant as specified in charter
                ------------------------------------------------
                               MSI HOLDINGS, INC.


    State or jurisdiction of        Address, including zip code, and telephone number, including       I.R.S. Employer
 incorporation or organization        area code, of registrant's principal executive offices        Identification Number
 -----------------------------      ------------------------------------------------------------    ---------------------
              UTAH                                        MSI HOLDINGS, INC.                              87-0280886
                                                          501 WALLER STREET
                                                         AUSTIN, TEXAS 78702
                                                           (512) 476-6925


      Name, address, including zip code, and telephone number,
             including area code, of agent for service                                    With a copy to:
             -----------------------------------------                                    ---------------
                          ROBERT J. GIBBS                                                GARY L. WOOLFOLK
                         501 WALLER STREET                                      VIAL HAMILTON, KOCH & KNOX, L.L.P.
                        AUSTIN, TEXAS 78702                                        1717 MAIN STREET, SUITE 4400
                           (512) 476-6925                                               DALLAS, TEXAS 75201
                                                                                         (214) 712-4344


         Approximate date of commencement of proposed sale to the public
         ---------------------------------------------------------------
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.


       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
  Title of each class of         Amount to be  Proposed maximum unit       Proposed maximum           Amount of
securities to be registered       registered       offering price      aggregate offering price   registration fee
---------------------------     -------------- ---------------------   ------------------------   ------------------
 Common stock
 $0.10 par value (1)             3,054,720 (2)        $8.00 (3)              $17,924,640 (4)         $4,983.05  (5)
--------------------------------------------------------------------------------------------------------------------

       (1) Such securities have been registered for issuance by the registrant on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.


       (2) Consists of 2,894,7230 shares previously covered by the original filing and 160,000 shares added pursuant to this Amendment No. 1.

       (3) Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(c) promulgated under the Securities Act.

       (4) Consists of $16,644,640 previously set forth in the original filing plus $1,280,000 calculated for purpose of this Amendment No. 1 at $8.00 (the closing price on January 21, 2000).

       (5) A wire transfer of $4,627.21 was previously submitted in connection with the original filing. Remittance for the balance of $355.84 has been sent by wire transfer.


       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2000
                                                                      PROSPECTUS
                               MSI HOLDINGS, INC.
                                501 Waller Street
                               Austin, Texas 78702
                                 (512) 476-6925

                        3,054,720 SHARES OF COMMON STOCK

         The shares of common stock of MSI Holdings, Inc., covered by this prospectus are offered by the shareholders listed under the heading "Selling Shareholders." We will not receive any of the proceeds from the shares offered by the selling shareholders.


         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

                                  THE OFFERING


------------------------------------------------------
Number of shares                            3,054,720
Price as of Jan. 21, 2000                       $8.00
Aggregate offering price                  $17,924,640
------------------------------------------------------

         We will bear all of the cost of preparing and printing the registration statement, prospectus and any prospectus supplements and all filing fees and legal and accounting expenses associated with registration under federal and state securities laws, which are estimated at $60,000.

Trading symbol:  MSIA                                            Market:  OTC-BB

                           --------------------------

         THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------



                  , 2000

         Additional information, including "Risk Factors" and our financial statements for the year ended March 31, 1999 and notes to the financial statements, is incorporated in to this prospectus by reference to our Form 10-KSB/A filed with the SEC. You are urged to read this prospectus and the 10-KSB/A in their entirety. All references to the "Company," "MSHI," "we," "us," and "our," mean MSI Holdings, Inc., and its subsidiaries.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered by this prospectus. You should not participate in the offering unless you can afford a complete loss of your investment. The discussions in this prospectus and in our most current annual report filed with the SEC on Form 10-KSB/A contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to a difference in our actual results are discussed below. Additionally, further discussion of these risk factors and other more remote risks may be found in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the 10-KSB/A, incorporated into this prospectus by reference.


RISKS RELATED TO OUR BUSINESS


         WE ARE OPERATING UNDER AN UNPROVEN BUSINESS MODEL. DEMAND FOR OUR PRODUCTS MAY FAIL TO MATERIALIZE AT THE ANTICIPATED LEVELS, ADVERSELY AFFECTING OUR PERFORMANCE.

         Our business model generates revenues by providing customers with bandwidth and related services, which are relatively new products to the marketplace. Our success depends on our products achieving wide acceptance in the market at competitive prices. Our forecasts for future demand and operations are based on the successful development of a market for our products and services. Given the relative novelty of our products and services, there is limited data available on which to base a reliable forecast. There is no assurance that we will be successful in developing the market for our products and services. We deliver our products and services through:

         o Internet connectivity - High speed direct Internet connections and data transport with a usage-based billing system;

         o Broadband co-location and web-hosting - data center facilities for hosting customer web sites on our servers and housing customer owned servers;

         o Broadband webcasting - production and webcasting services for audio-video broadcasting over the Internet;

         o Private label Internet service providers - Internet services and connectivity branded with an organization's logo;

         o Digital subscriber lines - Digital subscriber lines services for our Internet service provider customers to offer their end-users; and

         o Private portals - Web sites and extranets for online virtual communities.

         THERE IS LIMITED INFORMATION ON WHICH TO EVALUATE OUR OPERATIONS WHICH WILL NECESSARILY AFFECT YOUR ABILITY TO ACCURATELY APPRAISE OUR PERFORMANCE.

         Since March 1999, we have changed the focus of our business from providing hardware and systems integration services to providing a suite of high-speed Internet access, data transport and networking services, co-location services and web site hosting services. Because of our limited operating history in providing our current product mix, there is limited operating and financial data about our business for you to use in evaluating us or our performance.


         WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND ANTICIPATE CONTINUING LOSSES.


         To date, we have had limited revenues and have not shown a profit in our operations. As of September 30, 1999, our accumulated deficit was approximately $27.1 million. Approximately $16 million of the deficit relates to losses from operations, while the remaining $11.1 million relates to losses incurred due to discounts recorded on issuances and conversions of common and preferred stock. We cannot predict when, or if, profitability might be achieved or if we will be able to sustain it. If we are unable to obtain profitability or sustain it, we may have to discontinue operations.


         WE HAVE A GOING CONCERN QUALIFICATION CONTAINED IN OUR AUDITORS' REPORTS INDICATING A POSSIBILITY THAT WE WILL BE UNABLE TO ACHIEVE PROFITABILITY OR MAINTAIN OPERATIONS.


         The auditors' reports relating to our audited balance sheets as of March 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended each contain an explanatory paragraph regarding our ability to continue as a going concern. Such going concern explanation relates only to our financial statements covered by the auditors' reports. In short, if we continue to experience operating losses we will be unable to continue operations.


         IF WE ARE UNABLE TO MANAGE COMPLICATIONS THAT ARISE DURING THE BUILD OUT OF ADDITIONAL DATA CENTERS, WE MAY NOT SUCCEED IN OUR EXPANSION PLANS.


         We are planning to build out up to 15 new data centers across a wide range of geographic regions. The build out of data centers, each of which takes approximately 30 to 90 days to complete, is a key element of our business strategy. Any delay in the build out of new data centers would significantly harm our plans to expand our business. Many of the risks associated with significant expansion projects are beyond our control and any of which could delay the build out of additional data centers. These risks include:

         o        obtaining sites;

         o        cost estimation errors or overruns;

         o        equipment and material delays or shortages; and

         o the inability to obtain necessary permits on a timely basis, if at all.


         WE MAY BE UNABLE TO EFFECTIVELY INTEGRATE ADDITIONAL DATA CENTERS INTO OUR EXISTING NETWORK, WHICH COULD DISRUPT OUR SERVICE.


         New data centers, if completed, will result in substantial new operating expenses. Moreover, our operations will be significantly harmed if we do not institute adequate financial and managerial controls, reporting systems and procedures with which to operate multiple facilities in geographically dispersed locations. The following expenses are representative of the new operating expenses we anticipate incurring in connection with developing new data centers:


         o        hiring, training, retaining and managing new employees;

         o        purchasing new equipment and implementing new systems; and

         o        leasing additional real estate.

         WE HAVE HAD RECENT CHANGES IN MANAGEMENT AND CAN NOT ACCURATELY PREDICT CURRENT MANAGEMENT'S EFFECTIVENESS.

         Several member of our management team during calendar year 1999, are no longer with us. We have a new management team that has not had the opportunity to work together in the past. There is no assurance the new management team will be able to successfully lead us into profitability. The following table identifies the new members of our management team and those who are no longer with us.

ARRIVALS
[/R]


NAME                          POSITION
Robert Gibbs                  president and chief executive officer
Robert Frank                  executive vice president
Patricia Hrabina              vice president of human resources
Douglas W. Banister           chief financial officer and vice president of finance
Robert Hersch                 vice president of corporate finance
Cliff Luckey                  chief technology officer and vice president of technology &
                              solutions

DEPARTURES



NAME                          FORMER POSITION
Jose Chavez                   president and chief executive officer
Mitchell Kettrick             vice president - technology and secretary
Jaime Munoz                   vice president of operations
Roger M. Lane                 chief operating officer
David Hill                    chief financial officer



         WE WILL BE UNABLE TO EFFECTIVELY COMPETE IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL.

         Our future success depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. The industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. In particular, we face intense competition for qualified personnel, particularly in software development, network engineering and product management. If we are unable to attract and retain qualified personnel our ability to compete will be compromised. There can be no assurances that we will be successful in our recruiting or retention efforts.

         WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS THAT COULD MATERIALLY ADVERSELY AFFECT US.

         Our management personnel were previously employees of and may have had contracts with other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved before joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets, breach of contract or unfair competition. If such claims materialize, they may distract our management and employees from their duties and requires reallocation of our resources. Moreover, an unfavorable ruling may hinder our ability to obtain a license or similar agreement to use technology we need to conduct our business. Defending against and the exposure to liability under these claims could reduce revenues, increase expenses and adversely affect our ability to compete.

         OUR OPERATIONS DEPEND ON OUR ABILITY TO MAINTAIN FAVORABLE RELATIONSHIPS WITH THIRD PARTY SUPPLIERS. WE CAN NOT ASSURE THE CONTINUITY OF THOSE RELATIONSHIPS.

         We have entered into several alliance and contractual agreements with certain third parties to utilize their infrastructures and networks to deliver our products and services to our customers. Moreover, we are dependent on the continued availability of these infrastructures and networks for our growth and development. If we are unable to maintain or replace the relationships with these third parties, we will be unable to provide the current level of services to our customers. Our failure to consistently provide current levels of service could result in a reduction of our client base and sales volume.

         SYSTEM FAILURES COULD DISRUPT OUR SERVICES AND CAUSE US TO LOSE CUSTOMERS.

         Our target market is particularly sensitive to service failures. If service failures occur, they could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our operations and financial results. Our system is vulnerable to damage from human error, power loss, facility failures, fire, earthquake, floods, telecommunications failure, break-ins, sabotage, and vandalism. Moreover, we do not presently have a disaster recovery plan, carry any business interruption insurance or have any secondary off-site systems. Although we have not previously experience any system failures, we have implemented security measures that meet the standards adopted by BBN, the GTE division credited with pioneering the Internet. However, our network and computer systems could still be vulnerable to computer viruses, intrusions, or breaches of security that might result in service interruptions. These risks are aggravated by the fact that substantially all of our communications and computer hardware is located within a single facility in Austin, Texas.

RISKS RELATED TO OUR INDUSTRY

         OUR BUSINESS IS DEPENDENT ON THE CONTINUED GROWTH OF THE INTERNET, WHICH MAY FACE RESISTANCE FROM THE MARKETPLACE.

         Demand for our services could be reduced if the market for business-related Internet solutions fails to further develop. Critical issues concerning the commercial use of the Internet remain unresolved and may hinder the growth of Internet use, especially in the business sector -- our target market. If demand for our services fails to materialize at the anticipated levels, our revenues will also fail to reach expectations.

         Despite growing interest in the varied commercial uses of the Internet, many businesses have been deterred from purchasing Internet connectivity services for a number of reasons, including:

         o        inconsistent or unreliable quality of service;

         o        lack of availability of cost-effective, high-speed options;

         o        inability to integrate business applications on the Internet;
                  and

         o the need to deal with multiple and frequently incompatible vendors.

         THE MARKET FOR OUR PRODUCTS AND SERVICES IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The market for Internet access, data transport, networking services, web-hosting and related services is rapidly evolving, intensely competitive and has relatively low barriers to entry. Many of our competitors and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources. Moreover, our competitors may be able to negotiate contracts with suppliers on more favorable terms than we can. Some of these competitors may also provide products with some performance advantages over our products. Given the fierce competition which we operate and our comparatively limited resources, we may not be able to compete effectively.

         OUR SERVICES ARE SUBJECT TO UNCERTAIN GOVERNMENT REGULATION. CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

         We operate in an environment of unstable and evolving regulations. Our services are not currently directly regulated by any federal or state agency. However, many of the facilities and services we need to provide Internet connectivity are subject to regulation at the federal, state and local levels. Changes in applicable laws or regulations could impact our operations, and impact our costs, service requirements and the scope of competition. Incumbent local carriers, like Bell Atlantic and Southwestern Bell, are likely to pursue litigation in courts, institute administrative proceedings with the FCC and state telecommunications regulators and lobby the U.S. Congress in an effort to affect the applicable laws and regulations in a manner that would be more favorable to them and that may be against our interests. Additionally, we may choose to expend significant resources to participate in regulatory proceedings at the federal or state level without achieving favorable results. The expenses associated with participating in and complying with an evolving regulatory framework may increase our operating expenses beyond expectations.

         DIGITAL SUBSCRIBER LINE SERVICES ARE NEW AND EVOLVING AND WE CANNOT PREDICT WHETHER THEY WILL BE ACCEPTED BY BUSINESSES AT PROFITABLE PRICES.

         The market for high-speed Internet access, data transport and networking services using copper telephone lines is in the early stages of development. If the market for our digital subscriber line services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our operations and future revenue stream could be materially adversely affected. We cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Any of these factors could result in a reduction of demand for our products and a corresponding reduction in anticipated revenues.

         INTERNET SECURITY CONCERNS COULD HINDER THE DEVELOPMENT ELECTRONIC COMMERCE AND THE DEMAND FOR OUR PRODUCTS AND SERVICES.

         A significant barrier to commerce and communications over the Internet has been the need for the secure transmission of confidential information. Security breaches or the inadvertent transmission of computer viruses could expose us to a risk of loss or litigation and possible liability. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by breaches. A party who is able to penetrate our network security could misuse our users' personal information and our users might sue us or bring claims against us. We strive to protect ourselves and our customers from such intrusions and from exposure to liability from a security breach. However, these actions could occur in the future. To date we have not experienced any security breaches nor are we aware of any attempts to penetrate our network security. If any well-publicized compromise of security occurs, Internet usage and the demand for our services could decline.


RISKS RELATED TO THE OFFERING


         SOME SHAREHOLDERS HAVE SUBSTANTIAL CONTROL OVER US. INVESTORS IN THIS OFFERING MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

         If you purchase our common stock, you may have no effective voice in our management. As of September 30, 1999, our current directors and executive officers owned approximately 1.48% of the outstanding shares of our common stock. Also as of September 30, 1999, Entrepreneurial Investors, Ltd. owned approximately 25.36% of the outstanding shares of our common stock.

         These persons and entities may continue to exert significant influence over our business and affairs. Accordingly, these shareholders will possess substantial control over our operations. This control may allow them to amend corporate filings, elect all of our board of directors, other than the director to be designated by some of our preferred shareholders, and substantially control all matters requiring approval by our shareholders, including approval of significant corporate transactions. Such shareholders will also have the ability to delay or prevent a change in our control and to discourage a potential acquirer for us or our securities.

         Additionally, Messrs. Chavez, Kettrick and Munoz, who were terminated by us on April 20, 1999, hold an aggregate of 4,561,500 shares or 19.7% of the outstanding shares of our common stock as of September 30, 1999. These persons have recently settled litigation with us and may oppose management.

         OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL AND THEREFORE COULD HURT OUR SHAREHOLDERS.


         Provisions of our articles of incorporation and bylaws could make it more difficult for a third party to acquire control of MSI Holdings, Inc., even if a change in control would be beneficial to shareholders. Our articles of incorporation allow our board of directors to issue, without shareholder approval, preferred stock with terms set by the board of directors. The preferred stock could be issued quickly with terms that delay or prevent the change in control of MSI Holdings, Inc. or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease.

         YOU MAY HAVE LIMITED LIQUIDITY IF YOU INVEST IN OUR STOCK BECAUSE WE HAVE A LIMITED MARKET FOR OUR COMMON STOCK AND OUR STOCK PRICE IS VOLATILE.

         Trading on the Over-The-Counter Bulletin is sporadic and highly volatile. The market prices of Internet-related stocks, such as ourselves, tend to be more volatile than the market as a whole. The market price of our common stock has fluctuated in the past and may continue to be volatile in the future. There can be no assurance that an active trading market will develop or be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities, as well as affect your ability to sell your shares.

         THE SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Sales in the public market of substantial amounts of common stock or the perception that such sales may occur could materially and adversely affect the market price of our common stock or our ability to raise capital through an offering of equity securities. As an increasing number of shares become eligible for sale, the related transactions may place downward sell pressures on our market price. The adverse affect on the market price of our common stock may occur even if the results of our operations are positive. As of September 30, 1999, we had 23,135,083 shares of common stock outstanding. The following table illustrates the shares of common stock eligible for future sale if all of the preferred shares were converted to their common stock equivalents and all outstanding warrants and options were exercised.



                                                     Fully Diluted           %
                                                     -------------        ------
Total Shares                                           29,612,037         100.00
Eligible for Future Sale                               10,760,166          36.34
Subject to Rule 144 restrictions                       18,851,871          63.66

                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus until the options granted in connection with the placement of the series E preferred shares and the common stock private placement and the warrants granted to consultants for services rendered are exercised. As of November 30, 1999, we have received $81,500 in proceeds from the exercise of some of the warrants, the underlying shares of which are being registered in this registration statement. If all the remaining warrants and options whose underlying shares are being registered are exercised, we will receive net proceeds of up to $405,453, for a total aggregate of up to $486,953. The exercise price received by us from issuance of the shares of common stock underlying the warrants will be used for general corporate purposes. In addition, we will not receive any proceeds from the sale of the shares of common stock included in this registration statement that were issued to employees and consultants for services rendered.


                           PRICE RANGE OF COMMON STOCK


         The table below reflects the high and low closing sale price of our common stock for the periods indicated, as reported by the OTC Bulletin Board.



QUARTER ENDED                                               HIGH         LOW
-------------                                            ----------   ----------
December 31, 1996 ....................................   $    2.00    $   0.0625
March 31, 1997 .......................................        2.00        0.25
June 30, 1997 ........................................        2.00        0.125
September 30, 1997 ...................................        2.25        0.50
December 31, 1997 ....................................        3.50        0.50
March 31, 1998 .......................................        2.56        1.75
June 30, 1998 ........................................        9.03        2.37
September 30, 1998 ...................................       12.87        4.06
December 31, 1998 ....................................        7.75        6.0625
March 31, 1999 .......................................       10.75        3.25
June 30, 1999 ........................................       10.75        4.187
September 30, 1999 ...................................        7.00        3.75
December 31, 1999 ....................................        7.562       3.937



         On January 21, 2000, the closing sale price for a share of our common stock, as reported on the OTC Bulletin Board, was $8.00. See "Risk Factors - We have a limited market for our common stock, and our stock price is volatile."


                              SELLING SHAREHOLDERS


         The following table lists the ownership of the common stock included in this registration statement, assuming conversion of the series E preferred stock and assuming the exercise of the warrants and options covered by the shares contained in this registration statement. Percentage ownership calculations are based upon the 23,135,083 shares of common stock outstanding as of September 30, 1999. Unless otherwise indicated, the Total Shares reflected are comprised of shares issued upon conversion of series E preferred stock or acquired in the private placement.



          NAME                         RELATION TO MSHI                TOTAL SHARES     PERCENT
          ----                         ----------------                ------------     -------
Rainer Bischoff                                                           80,000
Cornelius Dornier                                                         65,000
Daniel Dornier (1)                         director                       80,000
David Dornier                                                             50,000
Gabrielle Dornier                                                         30,000
Silvius Dornier                                                          100,000
Graf Von Hardenberg                                                      100,000
Andreas Preuschoff                                                        10,000
Rainer Doerflinger                                                        15,000
Greenwich AG (2)                                                         603,340         2.61%
Frank C. Erwin                                                            30,000
Will B. Houston (3)                                                       20,000
James E. Thorp (4)                                                       593,666         2.57%
Edward R. Coleman                                                         10,000
Jim Troxel                                                               100,000
G. Robert Barker                                                           5,000
Beatrice Schaefer                                                        100,000
Heinz Winzeler                                                           120,840
Equity Services, Ltd. (5)                                                181,674
Pinecrest Associates, Inc.(6)                                            150,000
Panther Consulting, Inc. (7)                                             150,000
Peninsular Corp. (8)                                                      50,000
Jaime Munoz (9)                            former officer                 44,000
Tejas Holdings, Inc.(10)                   consultant                     33,000
Capital Solutions, Inc. (11)               consultant                      1,200
Ronnie D. Henry (12)                       consultant                     25,000
Carolyn S. Henry (12)                      consultant                     10,000
Randall N. Williamson (12)                 consultant                      5,000
Benjamin A. Siddons (12)                   consultant                      5,000
Austex Enterprises (13)                    consultant                      5,000
Hemisphere Trading Co. (14)                                               69,500
Terama Company Limited (15)                                               50,000
Amador DeLeon, Jr. (16)                    former employee                 2,500
MMH Investment, Inc. (17)                  consultant                    150,000
Robert Hersch (18)                         officer                        10,000

----------

         (1) Consists of: (a) 79,950 shares of common stock issued upon conversion of 7,995 shares of series E preferred; and (b) 50 shares of common stock issuable upon conversion of 5 shares of series E preferred.

         (2) Greenwich AG is a German corporation. Rainer Bischoff is its chief executive officer.

         (3) Consists of: (a) 10,000 shares of common stock acquired in the private placement; and (b) 10,000 shares of common stock issuable upon conversion of 1,000 shares of series E preferred.

         (4) Consists of: (a) 543,666 shares of common stock acquired in the private placement; and (b) 50,000 shares of common stock issuable upon conversion of 5,000 shares of series E preferred.

         (5) Equity Services Ltd. is owned by four foreign corporations. Ms. Lynn Turnquest is ESL's managing director. Consists of:
                  (a) 65,840 shares of common stock issued upon conversion of 6,584 shares of series E preferred issued as placement agent shares; (b) 65,834 shares of common stock covering the placement agent's options granted in connection with the placement of the series E preferred; (c) 22,500 shares of common stock issued as placement agent shares in connection with the private placement; (d) 22,500 shares of common stock covering the placement agent's options granted in connection with the private placement; and (e) 5,000 shares covering options granted to the placement agent in connection with the placement of the series D preferred.

         (6)      Sylvia Seymour is Pinecrest's president.

         (7)      D.A. Kent is Panther's president.

         (8) Penninsular is a Nevis corporation. Robert E. Cordes is Penninsular's president.

         (9) Consists of 44,000 shares previously issued to Mr. Munoz, a former officer of ours.

         (10) Consists of 33,000 shares issued for consulting services. Mike Hale is the president and chief executive officer of Tejas Holding.

         (11) Consists of 1,200 shares previously issued for consulting services. Michael King is the president and chief executive officer of Capital Solutions.

         (12) Consist of 50,000 shares of common stock issued upon the exercise of the warrants granted to Henry & Associates, a consultant, for services rendered.

         (13) Austex Enterprises a Texas partnership. Its general partner is Stara Corp and Stara's president is Stephen R. Smith.

         (14) Consists of: (a) 62,500 shares of common stock issued upon conversion of 6,250 shares of series E preferred; and (b) 7,000 shares of common stock purchased from another shareholder in a private transaction. Hemisphere is a Liberian corporation and Robert E. Cordes is its president.

         (15) Consists of 50,000 shares acquired from and previously issued to Phoenix Energy Partners in satisfaction of an over-subscription for the series D preferred stock. D. A. Kent is Terama's president.

         (16) Consists of 2,500 shares issued to a former employee in settlement of a dispute over compensation for services rendered.

         (17) Consists of 150,000 shares of common stock previously issued to a consultant for services rendered. Robert Hersch is MMH's president.

         (18) Consists of 10,000 shares of common stock to Robert Hersch, one of our officers, for services rendered.

                              PLAN OF DISTRIBUTION


         The shares of common stock may be offered and sold from time to time by the selling shareholders, or by pledges, donees, transferees or other successors in interest. We have no control over the selling shareholders in making their decisions regarding the offer, sale or transfer of their shares at prices related to the then current market price or in negotiated transactions. The shares may be sold by the selling shareholders in one or more transactions at the then prevailing market prices or in privately negotiated transactions. The shares may be sold by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o purchases and resale by a broker-dealer for its account under this prospectus;

         o        private sales; and

         o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         We have not been advised by the selling shareholders that they have, as of the date of this prospectus, made any arrangements relating to the distribution of the shares covered by this prospectus. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate, and, in such case, broker-dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately before sale.

         In offering the shares, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be underwriters within the meaning of the Securities Act, i.e. someone who acquired shares from us or an affiliate of ours with a view towards distributing the shares to the public, in connection with such sales. Since these individuals may be deemed underwriters, any profits realized by the selling shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. Any shares covered by this prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this prospectus.

                             THE SECURITIES OFFERED

         We are authorized to issue up to 50,000,000 shares of common stock, and up to 10,000,000 shares of preferred stock. As of September 30, 1999, there were 23,135,083 shares of common stock outstanding and 25,015 shares of preferred stock outstanding. The following is a summary of some of the rights of stockholders that might be important to you. You should refer to our articles of incorporation and bylaws for a complete statement of your rights as a stockholder. Both the articles of incorporation and the bylaws are filed with the SEC as Exhibit No. 3 to our registration statement, file #33-24265-LA

         As a holder of our common stock you will have one vote per share on all matters voted on by stockholders, including elections of directors. Unless required by law or provided in any resolution adopted by the board of directors regarding any series of preferred stock, only holders of our common stock have voting rights. The articles of incorporation do not provide for cumulative voting, i.e. the ability to cast as many votes for a director as the shareholder has shares of stock multiplied by the numbers of directors to be elected, in the election of directors. The articles of incorporation also do not provide for preemptive rights, i.e. a shareholder's right to acquire new shares issued by a company to preserve their proportional interest. Owners of our common stock will receive dividends if the board declares them out of available funds. However, we do not expect to declare or pay dividends on our common stock.

         The transfer agent for our common stock is Interwest Transfer Company, Inc.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at:

   Securities and Exchange Commission   or   Securities and Exchange Commission
         450 Fifth Street, N.W.                801 Cherry Street, 19th Floor
         Washington, D.C. 20549                   Ft. Worth, Texas 76102

Further information on the SEC's public reference rooms, is available from the SEC at 1-800-SEC-0330. Our SEC filings are also available on the Internet at "http:/www.sec.gov."

         The SEC allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

         o Annual Report on Form 10-KSB/A for the year ended March 31, 1999;

         o All other reports filed with the SEC in compliance with Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended March 31, 1999; and

         o The description of our common stock contained in our registration statement on Form 10, filed with the SEC on October 27, 1975 (File Number M862263).

         We will deliver to each person, including any beneficial owner, receiving this prospectus, a copy of any or all of the information that has been incorporated by reference and not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning:

                               MSI Holdings, Inc.
                                501 Waller Street
                               Austin, Texas 78702
                              Attn: Robert J. Gibbs
                            Telephone: (512) 476-6925

                                 INDEMNIFICATION


         Our revised articles of incorporation state that we may indemnify each of our directors, officers, employees, or agents to the full extent permitted by the laws of the state of Utah. In summary, the Utah Revised Business Corporation
Act:

         o authorizes any corporation to indemnify directors and officers against any judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred by reason of his having been a corporate director or officer;

         o confers on the director or officer an absolute right to indemnification for expenses, including attorney's fees, actually and reasonably incurred to the extent he is successful on the merits or otherwise defense of any claim, issue, or matter;

         o allows a corporation to pay attorney's fees and other litigation expenses on behalf of a director or officer in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to reimburse the corporation, if it is ultimately determined that he is not entitled to be indemnified by the corporation or to the extent the advances exceed the indemnification to which that officer or director is entitled; and

         o recognizes that a director or officer may be entitled to additional indemnification under the corporation's certificate or articles of incorporation, bylaws, agreements, shareholders's vote or otherwise.

         However, the indemnification authorized by the Utah Revised Business Corporation Act is limited to those situations where:

         o the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation;

         o if in criminal proceedings, the director or officer had no reasonable cause to believe his conduct was unlawful; and

         o either the board of directors, acting through a quorum of disinterested directors or on the advice of independent legal counsel, has or the shareholders have made a determination that indemnification is proper in the circumstances.

         Moreover, we may not indemnify a director if the director is adjudged liable to us or deemed to have derived an improper personal benefit in an action in which the director is adjudged liable. We may also purchase and maintain insurance to provide indemnification.

         Though indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or person controlling us under the provisions outlined above, we have been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS


         The validity of the shares offered by this prospectus has been passed upon for us by Vial, Hamilton, Koch & Knox, L.L.P., Dallas, Texas.


                                     EXPERTS


         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1999, as represented in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP's report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         Brown, Graham and Company, P.C., independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-KSB/A for the year ended March 31, 1998, as represented in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Brown Graham and Company, P.C.'s report contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements. Our financial statements are incorporated by reference in reliance on Brown, Graham and Company, P.C.'s report, given on their authority as experts in accounting and auditing.

         You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The statements and representations contained within this prospectus are true and correct as of the date indicated on the cover page. The delivery of this prospectus does not, under any circumstances, create the implication that there has been no change since that date. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than those registered securities to which the prospectus relates. Moreover, this prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any circumstances in which such an offer or solicitation is unlawful.


                                -----------------


                                Table of Contents


                                                                            Page
                                                                            ----
Risk Factors                                                                   2
Use of Proceeds                                                               10
Price Range of Common Stock                                                   10
Selling Shareholders                                                          10
Plan of Distribution                                                          14
The Securities Offered                                                        14
Where You Can Find More Information                                           16
Indemnification                                                               17
Legal Matters                                                                 18
Experts                                                                       18





                                3,054,720 Shares






                               MSI HOLDINGS, INC.





                                  Common Stock



                                -----------------


                                   PROSPECTUS

                                -----------------

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.


         The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.




Filing Fee-Securities and Exchange Commission........................  $   5,000
Accountants' Fees and Expenses.......................................  $  20,000
Fees and Expenses of Counsel for the Registrant......................  $  20,000
Printing and Communication Expenses..................................  $  10,000
Blue Sky Fees and Expenses...........................................  $   3,500
Miscellaneous Expenses...............................................  $   1,500
                                                                       ---------

         Total.......................................................  $  60,000
                                                                       =========


         The selling security holders are bearing no portion of the expenses of the offering pursuant to agreement.

ITEM 15. Indemnification of Directors and Officers.


         The registrant's revised articles of incorporation and by-laws permit the registrant to indemnify its directors and officers to the fullest extent authorized under the Utah Business Corporation Act ("UBCA"). In general, a Utah corporation may indemnify a director or officer who was, is or is threatened to be made, a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Utah corporation may indemnify a director, officer, employee, or agent ("fiduciary") in an action brought by or in the right of the corporation only if such fiduciary was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (set forth in Item 14 above), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. Exhibits


EXHIBIT NO.         EXHIBIT DESCRIPTION                                       LOCATION
-----------         -------------------                                       --------
4            Specimen of Securities(1)                         Incorporated by reference to Exhibit Nos. 1A and 1B
                                                               of Registrant's Form 8-A Registration Statement
                                                               (File #0-8146)

4.1          Certificate of Designation for Series E           Incorporated by reference to Form 10-QSB/A  filed
             Preferred Shares (1)                              November 12, 1998, for the period ended June 30,
                                                               1998

4.2          Amendment to the Certificate of Designation for   Incorporated by reference to Form 10-QSB filed
             Series E Preferred Shares (1)                     August 16, 1999, for the period ended June 30,
                                                               1999
5            Legal Opinion of Vial, Hamilton, Koch & Knox,
             L.L.P.(3)

23.1         Consent of Ernst & Young, L.L.P.(2)               Exhibit 23.1

23.2         Consent of Brown, Graham and Company, P.C.(2)     Exhibit 23.2

23.3         Consent of Vial, Hamilton, Koch & Knox,           Exhibit 23.3
             L.L.P.(2)

-----------------------
(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.
(2)      Filed herewith.
(3)      To be filed by amendment.


ITEM 17. Undertakings.

         The Undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in that post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.


         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on January 24, 2000.


                                          MSI HOLDINGS, INC.


                                          By /s/ Robert J. Gibbs
                                             -----------------------------------
                                             Robert J. Gibbs, President & CEO


         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.



         SIGNATURE                          TITLE                        DATE
         ---------                          -----                        ----
/s/ Robert J. Gibbs
-------------------------------
Robert J. Gibbs                     President, CEO and Director          January 24, 2000


/s/ Douglas W. Banister             Vice President and
-------------------------------     Chief Financial Officer              January 24, 2000
Douglas W. Banister


/s/
-------------------------------
Chris Brickler                      Director                             January 24, 2000



-------------------------------
Blandina Cardenas                   Director                             January 24, 2000



-------------------------------
Ernesto Chavarria                   Director                             January 24, 2000


/s/ Daniel Dornier
-------------------------------
Daniel Dornier                      Director                             January 24, 2000


/s/ Steve Metzger
-------------------------------
Steve Metzger                       Director                             January 24, 2000


/s/ Humbert B. Powell, III
-------------------------------
Humbert B. Powell, III              Director                             January 24, 2000


/s/ Davinder Sethi
-------------------------------
Davinder Sethi                      Director                             January 24, 2000

                                INDEX TO EXHIBITS


EXHIBIT NO.         EXHIBIT DESCRIPTION                                       LOCATION
-----------         -------------------                                       --------
4            Specimen of Securities(1)                         Incorporated by reference to Exhibit Nos. 1A and 1B
                                                               of Registrant's Form 8-A Registration Statement
                                                               (File #0-8146)

4.1          Certificate of Designation for Series E           Incorporated by reference to Form 10-QSB/A  filed
             Preferred Shares (1)                              November 12, 1998, for the period ended June 30,
                                                               1998

4.2          Amendment to the Certificate of Designation for   Incorporated by reference to Form 10-QSB filed
             Series E Preferred Shares (1)                     August 16, 1999, for the period ended June 30,
                                                               1999
5            Legal Opinion of Vial, Hamilton, Koch & Knox,
             L.L.P.(3)

23.1         Consent of Ernst & Young, L.L.P.(2)               Exhibit 23.1

23.2         Consent of Brown, Graham and Company, P.C.(2)     Exhibit 23.2

23.3         Consent of Vial, Hamilton, Koch & Knox,           Exhibit 23.3
             L.L.P.(2)


-----------------------
(1) Previously filed with the Securities and Exchange Commission and incorporated by reference pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.
(2)      Filed herewith.
(3)      To be filed by amendment.